FOR IMMEDIATE RELEASE

        VNUS MEDICAL TECHNOLOGIES REPORTS SECOND-QUARTER 2008 RESULTS:
        25% GROWTH IN NET PRODUCT REVENUES AND 38% GROWTH IN UNIT SALES
            $31.9 Million Net Revenues, $0.56 Net Income Per Share

SAN JOSE, Calif.-July 29, 2008 --VNUS(R) Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous disease, today announced its financial results for the second quarter ended June 30, 2008.

Net revenues for the second quarter of 2008 increased 85% to $31.9 million compared with $17.2 million for the second quarter of 2007. Net revenues for the second quarter of 2008 included net product revenues and royalty revenues. Net product revenues are derived from the sale of disposable endovenous catheters and devices, RF generators and accessory products. Royalty revenues are derived from other companies paying royalties for a license to certain VNUS patents previously subject to an infringement lawsuit.

Net product revenues for the second quarter of 2008 increased 25% to $21.5 million compared with $17.2 million for the second quarter of 2007.
Net product revenues increased sequentially by 14% when compared to net product revenues in the first quarter of 2008 of $18.9 million. The increase in net product revenues from the second quarter of 2007 was due to continuing higher sales of disposable ClosureFAST(TM) catheters and ClosureRFS devices, and higher overall international sales. Disposable catheters and device unit sales increased in the second quarter of 2008 by 38% compared to the second quarter of 2007. After adjusting for deferred revenue recognized in the second quarter of 2007, net product revenues in the second quarter of 2008 grew 29% compared to the second quarter of 2007.

Royalty revenues in the second quarter of 2008 were $10.4 million. The royalty revenues are a result of an agreement entered into on June 3, 2008, resolving the infringement lawsuit against two companies selling laser vein ablation products. The royalty revenues include $8.7 million of royalties attributable to periods before 2008. No royalty revenues are included in net revenues for any period prior to the second quarter of 2008.

Gross margins in the second quarter of 2008 were 76.9% compared to 60.3% in the second quarter of 2007 and compared to 66.1% in the first quarter of 2008.

Second quarter net income was $9.3 million, compared with a net loss of $2.3 million for the second quarter of 2007 and a net loss of $0.4 million for the first quarter of 2008. Patent litigation and related Diomed due diligence legal expenses included in the second quarter was $1.0 million compared to $1.0 million in the comparable quarter in 2007 and $0.4 million in the first quarter of 2008. Net income per share for the second quarter was $0.56, compared with a net loss per share of $0.15 for the second quarter of 2007 and net loss per share of $0.03 for the first quarter of 2008.

Adjusted EBITDA for the second quarter of 2008 was earnings of $11.0 million, as compared to a loss of $2.2 million in the comparable quarter of 2007, and a loss of $0.4 million in the first quarter of 2008.

VNUS' balance sheet at June 30, 2008 included cash, cash equivalents and short-term investments of $74.6 million, approximately $12.3 million more than the first quarter of 2008 due primarily to the receipt of royalty revenues.

"We are very pleased with our second quarter results which show continued excellent growth of our business as well as the worldwide market for minimally invasive treatment of venous reflux," said VNUS President and Chief Executive Officer Brian E. Farley. "With organic product revenue growth of 29% and a strong increase in units of proprietary disposables of 38% led by international sales, we believe the market is indicating that our VNUS ClosureFAST catheter is the preferred treatment for venous reflux. In the second quarter we further strengthened our business with the addition of royalty revenues and from our start in communicating the results of the Recovery Trial that compared radiofrequency (RF) and laser vein ablation. This trial concluded with all primary endpoints showing that our RF treatment is better for patients than laser ablation."

VNUS also announced today its business outlook for the third-quarter and fiscal year end of 2008.

BUSINESS OUTLOOK

VNUS currently estimates that third-quarter 2008 net product revenues will range from approximately $20.6 million to $21.2 million, translating to revenue growth of 18% to 21%. Royalty revenues are expected to range from $1.1 million to $1.3 million. Gross margin is expected to range from 68% to 69% in the third quarter. Third-quarter operating expenses are expected to decrease by approximately $0.9 million from the second quarter of 2008, primarily due to reduced patent litigation expenses of approximately $0.6 million. The estimated net income for the third quarter includes estimated patent litigation expenses of $0.3 million to $0.4 million. Third quarter net income is estimated to range from approximately $1.0 million to $2.0 million, or a net income of $0.06 to $0.12 per share. The number of weighted average shares outstanding used to calculate estimated net income per share for the third quarter is currently expected to range from approximately 16.7 million to 17.0 million. VNUS expects Adjusted EBITDA for the third quarter to range from $2.0 million to $3.0 million.

VNUS estimates that full-year 2008 net product revenues will range from approximately $84.5 million to $86.0 million; royalty revenue will range from $12.8 million to $13.0 million; gross margin is expected to range from 70.5% to 70.7%; operating expenses are expected to range from $56.7 million to $57.0 million, including patent litigation expenses of $1.5 million to $1.8 million. Full-year 2008 net income is expected to range from approximately $11.5 million to $12.4 million, or income of $0.68 to $0.74 per share. This outlook assumes approximately 16.7 million to 17.0 million weighted average shares outstanding for the full year. VNUS expects Adjusted EBITDA for the full year to range from $17.0 million to $18.1 million.

TODAY'S TELECONFERENCE

VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PT / 5:00 p.m. ET. This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (303) 590-3000, code 11117234#.

NON-GAAP FINANCIAL INFORMATION:

VNUS' management evaluates and makes operating decisions using various operating measures, including revenue growth exclusive of the deferral of RF generator revenues deferred in 2006 and recognized in 2007 and adjusted earnings before interest, taxes, depreciation and amortization, and non-cash charges for stock-based compensation (Adjusted EBITDA). The Company believes that these non-GAAP measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way management views the Company's operating results. Management believes Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's operations because it isolates the Company's operating performance from the accounting impact of the Company's financing strategies, tax provisions, and depreciation and amortization. VNUS believes Adjusted EBITDA should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP, as the items excluded in the presentation of Adjusted EBITDA are significant components in understanding and assessing financial performance. The reconciliation between GAAP and non-GAAP financial information is provided in the financial statements portion of this release.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

FORWARD-LOOKING STATEMENTS

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as "expects," "estimates," "assumes" and "plans" or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS' business and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS' business, including, among other things, changing competitive, market, clinical trial data and regulatory conditions; commercial success of VNUS' licensees; and continued market acceptance of the ClosureFAST catheter; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on
Form 10-K filed with the SEC on March 14, 2008 and its Quarterly Report on
Form 10-Q filed with the SEC on May 1, 2008. Copies of VNUS' press releases and additional information about VNUS are available on the corporate website at www.vnus.com.

CONTACT:
Peter Osborne
Chief Financial Officer
(408) 360-7499
ir@vnus.com

                       --Financial Statements Attached--

                       VNUS MEDICAL TECHNOLOGIES, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                               (unaudited)

                                                June 30, 2008  December 31, 2007
                                                -------------  -----------------
ASSETS
Current assets:
  Cash and cash equivalents                     $     44,079   $         39,269
  Short-term investments                              30,613             24,067
  Accounts receivable, net                            11,067             11,456
  Inventories                                          5,663              5,485
  Prepaid expenses and other current assets            1,729              1,421
                                                ------------   ----------------
    Total current assets                              93,151             81,698
Property and equipment, net                            4,282              4,354
Other assets                                             130                130
                                                ------------   ----------------
    Total assets                                $     97,563   $         86,182
                                                ============   ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                             $       2,911   $          2,366
  Accrued compensation and benefits                    5,269              6,040
  Other accrued liabilities                            1,926              1,571
  Deferred revenue, net                                  817                720
                                               -------------   ----------------
    Total current liabilities                         10,923             10,697
Other long term liabilities                            1,942              1,996
                                               -------------   ----------------
Total liabilities                                     12,865             12,693
                                               -------------   ----------------
Stockholders' equity:
  Common stock                                            16                 15
  Additional paid-in capital                         124,362            122,009
  Deferred stock compensation                             (8)               (23)
  Accumulated other comprehensive income                 (34)                21
  Accumulated deficit                                (39,638)           (48,533)
                                               -------------   ----------------
    Total stockholders' equity                        84,698             73,489
                                               -------------   ----------------
    Total liabilities and stockholders' equity $      97,563   $         86,182
                                               =============   ================

            VNUS MEDICAL TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                (unaudited)

                                                     Three months ended         Six months ended
                                                          June 30,                 June 30,
                                                    2008         2007         2008         2007
                                                 ----------   ----------   ----------   ----------
Net product revenues                             $   21,516   $   17,189   $   40,392   $   32,838
Royalty revenues                                     10,402            -       10,402            -
                                                 ----------   ----------   ----------   ----------
Net revenues                                         31,918       17,189       50,794       32,838
Cost of revenues                                      7,377        6,830       13,767       11,924
                                                 ----------   ----------   ----------   ----------
Gross profit                                         24,541       10,359       37,027       20,914
Operating Expenses:
Sales and marketing                                   7,188        6,470       14,343       12,975
Research and development                              2,495        2,504        4,964        4,910
General and administrative                            5,298        4,440        9,549        8,901
                                                 ----------   ----------   ----------   ----------
Total operating expenses                             14,981       13,414       28,856       26,786
                                                 ----------   ----------   ----------   ----------
Income (loss) from operations                         9,560       (3,055)       8,171       (5,872)
Interest and other income, net                          279          751        1,217        1,624
                                                 ----------   ----------   ----------   ----------
Income (loss) before provision for taxes              9,839       (2,304)       9,388       (4,248)
Provision for income taxes                              524            8          493           18
                                                 ----------   ----------   ----------   ----------
Net Income (loss)                                $    9,315   $   (2,312)   $   8,895   $   (4,266)
                                                 ==========   ==========   ==========   ==========

Basic net income (loss) per share                $     0.59   $    (0.15)   $    0.56   $    (0.28)
Diluted net income (loss) per share              $     0.56   $    (0.15)   $    0.54   $    (0.28)

Basic weighted average number of shares              15,845       15,286       15,796       15,223
Diluted weighted average number of shares            16,588       15,286       16,549       15,223

Reconciliation of income (loss) from operations to Adjusted EBIDTA:

Income (loss) from operations                    $    9,560   $   (3,055)   $   8,171   $   (5,872)
Stock-based compensation                              1,037          533        1,703        1,022
Depreciation and amortization                           435          289          738          564
                                                 ----------   ----------   ----------   ----------
Adjusted EBIDTA                                  $   11,032   $   (2,233)   $  10,612   $   (4,286)
                                                 ==========   ==========   ==========   ==========